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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2015

Red Bank, N.J.  October 28, 2015   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $0.23 per unit for the fourth quarter of fiscal 2015, payable on November 25, 2015 to holders of record on November 13, 2015. Natural gas sold during the third calendar quarter of 2015 is the primary source of royalty income on which the November distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.23 per unit is 41.03%, or $0.16 per unit, lower than the distribution of $0.39 per unit for the fourth quarter of fiscal 2014. Specific details will be available in the earnings press release scheduled for publication on or about November 13, 2015.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments.

The table below shows an estimate of the amount of royalties anticipated to be received in the first quarter of fiscal 2016 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2015. Amounts in dollars are based on the current exchange rate of 1.104122. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The November estimate below includes a negative adjustment totaling Euros 345,339 for the overpayment of royalties which occurred in the preceding quarter and a positive adjustment of Euros 64,733 for the Mobil sulfur royalty payment for the third quarter of 2015.

------------------------------------------------------------------------------
Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    November           Euros   454,373       $  501,683           $0.055
    December           Euros   734,979       $  811,506           $0.088
    January            Euros   734,979       $  811,506           $0.088
------------------------------------------------------------------------------





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The cumulative distribution for fiscal 2015, which include this November distribution and the three prior quarterly distributions, is $1.27 per unit as compared to $1.95 per unit for fiscal 2014. The cumulative distribution for fiscal 2015 is 34.87% or $0.68 per unit lower than the cumulative distributions for fiscal 2014. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.


Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.